As filed with the Securities and Exchange Commission on September 13, 1996
================================================================================
                                                Registration No. 333-________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                              --------------------

                             MEDICAL DYNAMICS, INC.
               --------------------------------------------------
               (Exact name of Registrant specified in its charter)


               Colorado                                 84-0631765
               --------                                 ----------
  (State or other jurisdiction of           (I.R.S. Employer Identification No.)
  incorporation or organization)


            99 Inverness Drive East
               Englewood, CO                                80112
    ---------------------------------------                -------
   (Address of Principal Executive Offices)                Zip Code


                             MEDICAL DYNAMICS, INC.
                                STOCK OPTIONS FOR
                      EMPLOYEES, DIRECTORS AND CONSULTANTS
                      ------------------------------------
                            (Full title of the plan)


                            Van A. Horsley, President
                             Medical Dynamics, Inc.
                             99 Inverness Drive East
                               Englewood, CO 80112
                      -------------------------------------
                     (Name and address of agent for service)

                                 (303) 790-2990
           -----------------------------------------------------------
          (Telephone number, including area code, of agent for service)


                                   Copies to:

                            Herrick K. Lidstone, Esq.
                            Mary M. Maikoetter, Esq.
              Friedlob Sanderson Raskin Paulson & Tourtillott, LLC
                          1400 Glenarm Place, Suite 300
                             Denver, Colorado 80202
                                 (303) 571-1400




                                        CALCULATION OF REGISTRATION FEE
=============================================================================================================
                                                          Proposed          Proposed
                                                          maximum           maximum
        Title of                                         offering          aggregate          Amount of
     securities to be              Amount to be          price per         offering         registration
      registered                  registered (1)           share             price             fee (1)
=============================================================================================================
Common Stock, $.001 par
value                                320,000               $4.00         $1,280,000             $442

Common Stock, $.001 par
value                                 65,000               $3.75            243,750               84

Common Stock, $.001 par
value                                 65,000               $3.00            195,000               67

Common Stock, $.001 par
value                                302,931               $2.75            833,060              287

Common Stock, $.001 par
value                                 65,000               $2.00            130,000               45

Common Stock, $.001 par
value                                120,000               $1.50            180,000               62

Common Stock, $.001 par
value                                100,000               $1.125           112,500               39
- ------------------------------------------------------------------------------------------------------------
                                   1,037,931                             $2,974,310           $1,026
============================================================================================================


(1) This Registration Statement is being filed to register shares of Common Stock which may be issued pursuant to stock options issued by the Registrant to certain employees, directors and consultants.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


Item 1. Plan Information.
        ----------------

     Documents containing information related to the Medical Dynamics, Inc. (the "Registrant") Non-Qualified Stock Options For Employees, Directors, and Consultants (the "Plans"), which are not filed as a part of this Registration Statement (the "Registration Statement") and documents incorporated by reference in response to Item 3 of Part II of this Registration Statement, which taken together constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act") will be sent or given to the holders of the stock options issued under the Plans (the "Optionees") by the Registrant as specified by Rule 428(b)(1) under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.
        ------------------------------------------------------------

     As required by this Item, the Registrant will provide to the Optionees a written statement advising them of the availability without charge, upon written or oral notice, of documents incorporated by reference in Item 3 of Part II of this Registration Statement and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act. The statement will include the address listing the title or department and telephone number to which the request is to be directed.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3. Incorporation of Documents by Reference.
        ----------------------------------------

     The following documents filed with the Commission by the Registrant are incorporated into this Registration Statement by this reference:

     (1) Registrant's Annual Report on Form 10-KSB for the year ended September 30, 1995;

     (2) Registrant's Quarterly Reports on Forms 10-QSB for the periods ended December 31, 1995, March 31, 1996 and June 30, 1996;

     (3)  Form 8-K reporting an event of July 12, 1996;

     (4)  Form 8-K reporting an event of September 5, 1996;

     (5) The description of the Common Stock contained in the Exhibits to the Registrant's Registration Statement on Form 8-A as filed with the Commission registering its Common Stock and current report on Form 8-K dated October 12, 1988, reporting changes reflected to the Common Stock and constituting an amendment to the Form 8-A; and

     (6) All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all shares offered hereunder have been sold or deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

Item 4. Description of Securities.
        --------------------------

     No description of the class of securities to be offered is required under this item because the class of securities to be offered is registered under
Section 12 of the Exchange Act (Commission File No. 0-8623).

Item 5. Interests of Named Experts and Counsel.
        ---------------------------------------

     None.

Item 6. Indemnification of Directors and Officers.
        ------------------------------------------

     Section 7-109-102 of the Colorado Revised Statutes and the Registrant's Articles of Incorporation, under certain circumstances provide for the indemnification of the Registrant's officers, directors and controlling persons against liabilities which they may incur in such capacities. A summarization of the circumstances in which such indemnification is provided for is contained herein, but that description is qualified in its entirety by reference to the Registrant's Articles of Incorporation and the relevant Section of the Colorado Revised Statutes.

     In general, the statute provides that any director may be indemnified against liabilities (including the obligation to pay a judgment, settlement, penalty, fine or expense), incurred in a proceeding (including any civil, criminal or investigative proceeding) to which the director was a party by reason of such status. Such indemnity may be provided if the director's actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in the Registrant's best interest with respect to actions taken in the director's official capacity; (iii) were reasonably believed not to be opposed to the Registrant's best interest with respect to other actions; and
(iv) with respect to any criminal action, the director had no reasonable grounds to believe the actions were unlawful. Unless the director is successful upon the merits in such an action, indemnification may generally be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the shareholders that the applicable standard of conduct was met by the director to be indemnified.

     The statutory provisions further provide that unless limited by a corporation's articles of incorporation, a director or officer who is wholly successful, on the merits or otherwise, in defense of any proceeding to which he was a party, is entitled to receive indemnification against reasonable expenses, including attorneys' fees, incurred in connection with the proceeding. In addition, a corporation may indemnify or advance expenses to an officer, employee or agent who is not a director to a greater extent than permitted for indemnification of directors, if consistent with law and if provided for by its articles of incorporation, bylaws, resolution of its shareholders or directors or in a contract. The provision of indemnification to persons other than directors is subject to such limitations as may be imposed on general public policy grounds.

     In addition to the foregoing, unless hereafter limited by the Registrant's articles of incorporation, a court, upon petition by an officer or director, may order the Registrant to indemnify such officer or director against liabilities arising in connection with any proceeding. A court may order the Registrant to provide such indemnification, whether or not the applicable standard of conduct described above was met by the officer or director. To order such indemnification the court must determine that the petitioner is fairly and reasonably entitled to such indemnification in light of the circumstances. With respect to liabilities arising as a result of proceedings on behalf of the Registrant, a court may only require that a petitioner be indemnified as to the reasonable expenses incurred.

     Indemnification in connection with a proceeding by or in the right of the Registrant in which the director is successful is permitted only with respect to reasonable expenses incurred in connection with the defense. In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in the Registrant's best interest and must not have been adjudged liable for negligence or misconduct. Indemnification is otherwise prohibited in connection with a proceeding brought on behalf of the Registrant in which a director is adjudged liable to the Registrant, or in connection with any proceeding charging improper personal benefit to the director in which the director is adjudged liable for receipt of an improper personal benefit.

     Colorado law authorizes the Registrant to reimburse or pay reasonable expenses incurred by a director, officer, employee or agent in connection with a proceeding, in advance of a final disposition of the matter. Such advances of expenses are permitted if the person furnishes to the Registrant a written statement of his belief that he met the applicable standard of conduct required to permit such indemnification. The person seeking such expense advances must also provide the Registrant with a written agreement to repay such advances if it is determined the applicable standard of conduct was not met. A determination must also be made that the facts known to the Registrant would not preclude indemnification.

     The statutory section cited above further specifies that any provisions for indemnification of or advances for expenses to directors which may be contained in the Registrant's Articles of Incorporation, Bylaws, resolutions of its shareholders or directors, or in a contract (except for insurance policies) shall be valid only to the extent such provisions are consistent with the Colorado statutes and any limitations upon indemnification set forth in the Articles of Incorporation.

     The statutory provision cited above also grants the power to the Registrant to purchase and maintain insurance policies which protect any director, officer, employee, fiduciary or agent against any liability asserted against or incurred by them in such capacity arising out of his status as such. Such policies may provide for indemnification whether or not the corporation would otherwise have the power to provide for it. No such policies providing protection against liabilities imposed under the securities laws have been obtained by the Registrant.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claim.
        ----------------------------------

     Not Applicable.

Item 8.  Exhibits.

     The following is a complete list of exhibits filed as a part of this Registration Statement, which Exhibits are incorporated herein.

Exhibit                                                            Consecutive
Number   Exhibit Description                                        Page No.
- ------   -------------------                                        --------

5.1      Opinion of Counsel and Consent of Friedlob                    10
         Sanderson Raskin Paulson & Tourtillott, LLC

23.1     Consent of Friedlob Sanderson Raskin Paulson                   9
         & Tourtillott, LLC - See Exhibit 5.1.

23.2     Consent of McGladrey & Pullen, LLP                            11


Item 9. Undertakings.
        -------------

     The undersigned registrant hereby undertakes:

     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the registration statement.

     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on September 11, 1996.

                                          MEDICAL DYNAMICS, INC.


                                          By  /S/  VAN A. HORSLEY
                                              ----------------------------------
                                               Van A. Horsley, President

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

    Signatures                 Title                               Date


/S/  EDWIN L. ADAIR, M.D.      Director                     September 11, 1996
- -------------------------
Edwin L. Adair, M.D.


/S/  PAT HORSLEY ADAIR         Director                     September 11, 1996
- -------------------------
Pat Horsley Adair


/S/  I. DEAN BAYNE, M.D.       Director                     September 11, 1996
- -------------------------
I. Dean Bayne, M.D.


/S/  VAN A. HORSLEY            Director,                    September 11, 1996
- --------------------------     Principal Financial
Van A. Horsley                 Officer, Principal
                               Executive, Principal
                               Accounting Officer


- --------------------------      Director                    September   , 1996
Leroy Bilanich